Exhibit 99.1

RESTAURANT   SUPPORT   CENTER

FOR IMMEDIATE RELEASE

Media Paul Kranhold/Lucy Neugart Sard Verbinnen 415-618-8750	Investors Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

APPLEBEE’S STOCKHOLDERS

APPROVE ACQUISITION BY IHOP CORP.

Combination Will Bring Together Two Leading Restaurant Brands and

Create Significant Opportunities to Generate Stockholder Value

Glendale, Calif., October 30, 2007 — IHOP Corp. (NYSE: IHP) confirmed today that the stockholders of Applebee’s International, Inc. (NASDAQ: APPB) have voted to approve the merger agreement between IHOP Corp. (“IHOP”) and Applebee’s International, Inc. (“Applebee’s”) at a special meeting of stockholders held today.  Under the terms of the agreement, IHOP will acquire Applebee’s for $25.50 per share in cash, representing a total transaction value of approximately $2.1 billion.

Shares voted in favor of the adoption of the merger agreement represented more than 70 percent of the total issued and outstanding common shares.

“This is an exciting day for our Company and we are pleased that Applebee’s stockholders recognize the value of this transaction,” said Julia Stewart, IHOP Chairman and Chief Executive Officer, who will lead the management team of the combined companies.  “After a successful closing, we look forward to applying the focus and discipline that we have employed at IHOP to successfully restructure and re-energize the Applebee’s brand.  By working in collaboration with the Applebee’s associates and franchisees, we believe that the brand can again achieve the success it enjoyed in the past.”

The transaction is expected to close by November 29, 2007, subject to satisfaction or waiver of additional customary closing conditions set forth in the merger agreement.  Following the closing, Applebee’s will operate as a wholly-owned subsidiary of IHOP Corp.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for nearly 50 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp.  As of September 30, 2007, the end of IHOP’s third quarter, there were 1,328 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

About Applebee’s

Applebee’s International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar brand, the largest casual dining concept in the world.  As of October 28, 2007, there were 1,955 Applebee’s restaurants operating system-wide in 49 states, 17 international countries, and one U.S. territory, of which 510 were company-owned.  Additional information on Applebee’s International can be found at the company’s website (www.applebees.com).

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the timing and certainty of closing IHOP’s pending acquisition of Applebee’s, strategic and financial benefits of the acquisition, expectations regarding accretion, integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of IHOP’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; uncertainty as to whether the acquisition will be completed; the failure of either party to meet the closing conditions set forth in the merger agreement; IHOP’s failure to obtain financing for the acquisition on satisfactory terms or at all; risks associated with successfully integrating IHOP and Applebee’s; risks associated with executing IHOP’s strategic plan for Applebee’s; risks associated with IHOP’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel both before and after the acquisition; conditions beyond IHOP’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting IHOP’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; IHOP’s and Applebee’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s and Applebee’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of IHOP’s and Applebee’s Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.